Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Contacts: David Olson

818.676.6978

david.w.olson@healthnet.com

Michael Engelhard

818.676.7620

michael.engelhard@healthnet.com

HEALTH NET REPORTS NET INCOME

OF $78 MILLION OR $.67 PER DILUTED SHARE

Significant Sequential Increase in Pretax Margin Drives Improved Performance

LOS ANGELES, November 1, 2005 – Health Net, Inc. (NYSE: HNT) today announced 2005 third quarter net income per diluted share of $.67 compared with net income per diluted share of $.64 in the third quarter of 2004.

Health Net reported net income of $78,205,000 in the third quarter of 2005 compared to net income of $71,855,000 in the third quarter of 2004. The third quarter of 2004 included the full effect of a $5,172,000, or $.03 per diluted share, pretax charge for severance and related benefits for a workforce reduction announced in May 2004, and a $0.4 million pretax charge for the loss on the sale of a business.

Positive developments for the third quarter of 2005 included:

•	Pretax margin was 4.2 percent, a 130 basis point sequential improvement compared to the 2.9 percent reported in the second quarter of 2005;

•	Commercial gross margin per member per month (PMPM) rose by more than $6, climbing above $42 on a PMPM basis;

•	Commercial PMPM yield increases were more than 11 percent in the third quarter of 2005 compared to the third quarter of 2004;

•	Health Net’s Health Plan Medical Care Ratio (MCR) was 83.4 percent, a 110 basis point improvement compared to the 84.5 percent reported in the third quarter of 2004, and a 120 basis point improvement compared to the 84.6 percent reported in the second quarter of 2005. The sequential improvement is better than historical performance; and

•	The company’s debt-to-total capital ratio was 20.7 percent, a 220 basis point improvement compared to the 22.9 percent reported in the third quarter of 2004, another sign of a stronger balance sheet, a key Health Net goal for 2005.

“The significant sequential improvement in our pretax margin was driven by growth in our commercial gross margin. While we did see a decline in commercial enrollment, we exceeded expectations because of our discipline and focus,” said Jay Gellert, president and chief executive officer of Health Net.

Revenues

Health Net’s total revenues increased 4.2 percent in the third quarter of 2005 to $3,058,773,000 from $2,935,233,000 in the third quarter of 2004. Health plan services premiums increased 0.2 percent to $2,398,100,000 in the third quarter of 2005 compared to $2,393,160,000 in the third quarter of 2004. In the third quarter of 2005, Health Net’s Government contracts revenue rose 21.7 percent from the third quarter of 2004, increasing by $113,843,000 to $639,626,000.

“This increase reflects higher revenues for the second option period of our five-year TRICARE contract for the North Region, continuing a trend driven by increased military activity,” said Buddy Piszel, executive vice president and chief financial officer of Health Net.

In the third quarter of 2005, the overall health plan revenue PMPM, including commercial, Medicare and Medicaid enrollment, rose 9.6 percent compared to the same period in 2004. Commercial premium yields climbed 11.3 percent compared to the third quarter of 2004.

“The premium yields we achieved in the third quarter of 2005 resulted from focused pricing actions,” noted Piszel.

Total health plan enrollment fell by approximately 66,000 members, or 1.9 percent, in the third quarter of 2005 compared to the second quarter of 2005. Medicare enrollment rose by approximately 1,000 members while Medicaid enrollment decreased by approximately 3,000 members. Commercial enrollment, including both at-risk and Administrative Services Only (ASO) membership, declined by approximately 65,000 members, or 2.6 percent, in the third quarter of 2005 compared to the second quarter of 2005. Year-over-year, total health plan enrollment declined by approximately 269,000 members, or 7.3 percent.

“Even though our commercial enrollment trails expectations, we are encouraged by improving retention rates and expanding margins,” Piszel said.

Health Care Costs

The health plan MCR improved to 83.4 percent in the third quarter of 2005 from 84.5 percent in the third quarter of 2004. This decrease in the health plan MCR reflects the impact of disciplined pricing and improved hospital cost experience.

Overall PMPM health plan health care costs rose by 8.2 percent in the third quarter of 2005 compared to the third quarter of 2004. Commercial health care costs PMPM rose by 8.6 percent over the same period.

The Government contracts cost ratio decreased by 70 basis points to 96.1 percent for the third quarter of 2005 compared to the third quarter of 2004 and by 100 basis points compared to the second quarter of 2005. “We expect this margin to fluctuate somewhat from quarter to quarter due to the higher levels of private sector utilization,” Piszel noted.

Medicare

The company is the fifth largest Medicare Advantage contractor in the United States based on enrollment, with approximately 172,000 members in its Medicare Advantage plans at the end of the third quarter of 2005. In the third quarter of 2005, Health Net unveiled an expansion of the company’s Medicare health plans. The company will offer 98 new health plans, including participation in the new Part D stand-alone drug benefit that includes entry in five new states. The premiums for the company’s Part D bids in all six regions (10 states) in which it bid were below the national benchmark, making it eligible for the auto-assignment of dual-eligible Medicare members by the Centers for Medicare & Medicaid Services (CMS).

“We are pleased by the results of our Part D bids,” Gellert added, “and we expect to enroll in excess of 200,000 dual-eligible members beginning November 15. We’ll have more to say about our 2006 outlook for Medicare at our annual Investor Conference on November 11.”

Administrative Expenses

In the third quarter of 2005, total general, administrative and depreciation expenses increased by $28,180,000 to $245,854,000 compared to expenses of $217,674,000 in the third quarter of 2004. “Our administrative ratio remains steady, as expected, even though we’ve seen increased Medicare and commercial marketing expenses and expect they will continue in the fourth quarter of 2005,” commented Piszel.

Depreciation expense decreased by $6,460,000 in the third quarter of 2005 compared to the second quarter of 2005, reflecting the impact of the sale-leaseback transaction the company completed on June 30, 2005. The decrease in depreciation was partially offset by a $4.0 million increase in general and administrative expenses for lease payments associated with the transaction.

Health Net’s selling expenses decreased by $5,410,000 to $55,000,000 in the third quarter of 2005 compared with $60,410,000 in the same period in 2004, consistent with the decline in Small Group and Individual enrollment over the same periods. The selling costs ratio was 2.3 percent for the third quarter of 2005, compared with 2.5 percent in the same period last year.

Balance Sheet Highlights

Cash and investments as of September 30, 2005 were $2,178,586,000 compared with $1,999,993,000 as of June 30, 2005.

“We are very pleased that our reserve position continues to strengthen as we move through 2005. Days claims payable and favorable development in the roll-forward table both demonstrate that we have adequate reserve strength,” Piszel added.

Reserves for claims and other settlements decreased by $7,617,000 to $1,057,848,000 at September 30, 2005 from $1,065,465,000 at June 30, 2005. This includes a $37 million reduction for provider settlements paid during the third quarter of 2005.

Days claims payable (DCP), excluding provider settlement reserves related to the charge taken in the fourth quarter of 2004 and capitation expenses, increased by 0.8 day for the third quarter of 2005 to 61.1 days compared to 60.3 days for the second quarter of 2005. On a reported basis, DCP were 48.8 days for the third quarter of 2005 compared to 46.2 days in the third quarter of 2004. A table reconciling the calculation of DCP is attached to this release.

The company’s debt-to-total capital ratio was 20.7 percent as of September 30, 2005 compared to 22.3 percent as of June 30, 2005.

Interest expense was $1,246,000 higher in the third quarter of 2005 compared with the second quarter of 2005 due to higher market interest rates. Compared with the third quarter of 2004, interest expense was $3,745,000 higher resulting primarily from rating agency downgrades on the company’s senior unsecured debt rating in the third quarter of 2004.

Cash Flow

Operating cash flow was $174,771,000 in the third quarter of 2005 compared to operating cash flow of $84,552,000 in the third quarter of 2004. The company received an early payment from CMS in the third quarter of 2005 of approximately of $120 million. Excluding the early CMS payment, operating cash flow in the third quarter of 2005 would have been approximately $55 million.

Outlook

Health Net believes its earnings per diluted share for the full year 2005 will be between $1.93 and $1.98, including the effect of charges per diluted share of $.44 recorded in the first and second quarters of 2005. Excluding these charges, the 2005 full year earnings per diluted share range is between $2.37 and $2.42. Attached to this press release is a Consolidated Statement of Operations. It provides specific detail on the impact of these charges to net income in the first two quarters of 2005.

Earnings for the fourth quarter of 2005 are expected to range between $.60 and $.65 per diluted share.

The company believes its earnings per diluted share for the full year 2006 will be at least $2.90. Included in this is the anticipated cost of between $.10 and $.12 per diluted share for expensing stock options. The company will discuss its 2006 outlook in more detail at its annual Investor Conference on November 11, 2005, in New York City.

The company’s effective tax rate in the third quarter of 2005 was 39.8 percent and the company expects its effective tax rate for the full year of 2005 to be 39.0 percent.

The company’s diluted shares outstanding have increased to over 116,543,000 shares as of the third quarter of 2005 and the company expects diluted shares outstanding of approximately 118 million shares by the fourth quarter of 2005.

Conference Call

As previously announced, Health Net will discuss the company’s third quarter 2005 results during a conference call with investors on Tuesday, November 1, 2005, at approximately 11:00 a.m. EST. To listen to the call, please dial 800.310.1961, code 4584273. A live webcast and replay of the conference call also will be available at www.healthnet.com. The conference call webcast is open to all interested parties. A replay of the conference call will be available following the call on Tuesday, November 1, 2005 through November 5, 2005, by dialing 888.203.1112, code 4584273. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the first and second quarters of 2005, and other reports filed by the company from time to time with the Securities and Exchange Commission.

Investor Conference

Health Net will host its annual Investor Conference on Friday, November 11, 2005, at the Millennium Broadway Hotel, 145 West 44th Street, New York, New York. The conference will begin at approximately 8:00 a.m. EST and conclude no later than 2:00 p.m. EST. For those unable to attend in person, the conference also will be accessible via Internet webcast and telephone conference call. To join the conference call, dial 800.262.1292 and enter the confirmation code 4998796. For the webcast, please go to the Investor Relations section of www.healthnet.com and click on the Investor Conference link. Anyone listening to the company’s Investor Conference webcast or conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2004, Quarterly Reports on Form 10-Q for the first, second and third quarters ended March 31, 2005, June 30, 2005, and September 30, 2005, respectively, and other reports filed by the company from time to time with the Securities and Exchange Commission.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s

HMO, POS, insured PPO and government contracts subsidiaries provide health benefits to approximately 6.4 million individuals in 27 states and the District of Columbia through group, individual, Medicare, Medicaid and TRICARE programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 7.3 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

Certain matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, issues relating to provider contracts, litigation costs, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K filed with the SEC and the risks discussed in the company’s other periodic filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

#         #         #

[Six pages of tables follow]

Health Net, Inc.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share and ratio data)

	Third Quarter Ended September 30, 2004	Fourth Quarter Ended December 31, 2004	First Quarter Ended March 31, 2005	Second Quarter Ended June 30, 2005	Third Quarter Ended September 30, 2005
REVENUES:
Health plan services premiums	$2,393,160	$2,363,786	$2,397,689	$2,390,679	$2,398,100
Government contracts	525,783	487,823	496,710	610,656	639,626
Net investment income	14,750	14,378	15,763	17,213	19,536
Other income	1,540	1,606	1,583	1,309	1,511

Total revenues	2,935,233	2,867,593	2,911,745	3,019,857	3,058,773

EXPENSES:
Health plan services	2,022,870	2,221,404 (e)	2,036,873	2,023,174	2,000,661
Government contracts	501,628	466,138	479,974	580,685	614,794
General and administrative	207,187	235,564 (e)	215,227	233,723	241,847
Selling	60,410	56,137	57,273	56,082	55,000
Depreciation	10,487	10,532	11,556	10,467	4,007
Amortization	789	861	861	861	861
Interest	8,044	9,347	10,609	10,543	11,789

	2,811,415	2,999,983	2,812,373	2,915,535	2,928,959
Litigation, asset impairments and restructuring charges	5,172 (a)	10,319 (d)	67,042 (f)	16,237 (h)	—
Loss on sale of businesses	400 (b)	305 (c)	—	—	—

Total expenses	2,816,987	3,010,607	2,879,415	2,931,772	2,928,959

Income (loss) from continuing operations before income taxes	118,246	(143,014)	32,330	88,085	129,814
Income tax provision (benefit)	46,391	(57,385)	10,982 (g)	34,522	51,609

Net income (loss)	$71,855	$(85,629)	21,348	53,563	78,205

Basic earnings (loss) per share	$0.64	$(0.77)	$0.19	$0.48	$0.69

Diluted earnings (loss) per share	$0.64	$(0.77)	$0.19	$0.47	$0.67

Weighted average shares outstanding:
Basic	111,440	110,844	111,544	112,451	113,371
Diluted	112,397	110,844	113,235	114,851	116,543

Pretax margin	4.0%	N/A	1.1%	2.9%	4.2%
Health plan services MCR	84.5%	94.0%	85.0%	84.6%	83.4%
Government contracts cost ratio	95.4%	95.6%	96.6%	95.1%	96.1%
Administrative ratio ((G&A+Dep) / (HP serv rev + Other income))	9.1%	10.4%	9.5%	10.2%	10.2%
Selling costs ratio (Selling costs / HP serv rev)	2.5%	2.4%	2.4%	2.3%	2.3%
Days claims payable (i)	46.2	44.7	51.4	49.9	48.8
Days claims payable (excluding capitation and provider settlements) (i)	62.5	59.2	59.9	60.3	61.1
Effective tax rate	39.23%	40.13%	33.97%	39.19%	39.76%
Health plan services premiums PMPM	$219.09	$222.30	$231.84	$235.03	$240.10
Health plan services costs PMPM	$185.19	$208.91	$196.96	$198.90	$200.31

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005	September 30, 2005
ASSETS
Current Assets
Cash and cash equivalents	$622,903	$722,102	$765,842	$939,057	$1,027,848
Investments - available for sale	1,082,969	1,060,000	1,129,760	1,060,936	1,150,738
Premiums receivable, net	118,201	118,521	124,041	119,776	127,020
Amounts receivable under government contracts	136,335	129,483	134,447	139,540	122,295
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	114,618	173,951	216,740	184,214	263,329
Other receivables	102,494	92,435	82,401	89,437	85,873
Deferred taxes	41,162	98,659	106,150	100,277	110,445
Other assets	99,578	97,163	112,044	118,904	107,618

Total current assets	2,318,260	2,492,314	2,671,425	2,752,141	2,995,166

Property and equipment, net	185,291	184,643	183,176	103,314	112,218
Goodwill, net	723,595	723,595	723,595	723,595	723,595
Other intangible assets, net	22,716	21,855	20,993	20,132	19,271
Deferred taxes	18,327	23,737	24,917	26,941	29,527
Other noncurrent assets	249,912	207,050	163,732	148,647	143,555

Total Assets	$3,518,101	$3,653,194	$3,787,838	$3,774,770	$4,023,332

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$990,240	$1,169,297	$1,155,291	$1,065,465	$1,057,848
Health care and other costs payable under government contracts	201,494	119,219	128,570	131,909	62,778
IBNR health care costs payable under TRICARE North contract	114,618	173,951	216,740	184,214	263,329
Unearned premiums	78,832	139,766	115,859	97,038	218,527
Accounts payable and other liabilities	296,782	258,923	348,068	385,995	404,362

Total current liabilities	1,681,966	1,861,156	1,964,528	1,864,621	2,006,844

Senior notes payable	401,750	397,760	388,981	400,659	391,106
Other noncurrent liabilities	81,657	121,398	126,471	116,824	123,376

Total Liabilities	2,165,373	2,380,314	2,479,980	2,382,104	2,521,326

Stockholders’ Equity
Common stock and additional paid-in capital	805,426	811,426	834,412	857,513	894,984
Restricted common stock	6,483	7,188	7,859	7,505	7,164
Unearned compensation	(3,999)	(4,110)	(4,095)	(3,423)	(2,748)
Treasury common stock, at cost	(632,926)	(632,926)	(632,926)	(632,926)	(633,153)
Retained earnings	1,180,009	1,094,380	1,115,728	1,169,291	1,247,496
Accumulated other comprehensive loss	(2,265)	(3,078)	(13,120)	(5,294)	(11,737)

Total Stockholders’ Equity	1,352,728	1,272,880	1,307,858	1,392,666	1,502,006

Total Liabilities and Stockholders’ Equity	$3,518,101	$3,653,194	$3,787,838	$3,774,770	$4,023,332

Debt-to-Total Capital Ratio	22.9%	23.8%	22.9%	22.3%	20.7%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Third Quarter Ended September 30, 2004	Fourth Quarter Ended December 31, 2004	First Quarter Ended March 31, 2005	Second Quarter Ended June 30, 2005	Third Quarter Ended September 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$71,855	$(85,629)	$21,348	$53,563	$78,205
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization and depreciation	11,276	11,393	12,417	11,328	4,868
Loss on sale of businesses	400	305	—	—	—
Asset impairments	—	5,916	—	—	—
Other changes	546	2,803	3,189	3,100	3,229
Changes in assets and liabilities, net of the effects of dispositions:
Premiums receivable and unearned premiums	26,356	60,614	(29,427)	(14,556)	114,245
Other receivables, deferred taxes and other assets	5,140	(96,872)	(6,685)	(14,336)	4,901
Amounts receivable/payable under government contracts	(22,697)	(75,423)	4,387	(1,754)	(51,886)
Reserves for claims and other settlements	(52,591)	179,057	(14,006)	(89,826)	(7,617)
Accounts payable and other liabilities	44,267	433	103,928	41,761	28,826

Net cash provided by (used in) operating activities	84,552	2,597	95,151	(10,720)	174,771

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	79,438	12,751	23,090	184,483	13,283
Maturities of investments	30,632	47,171	13,777	38,653	20,215
Purchases of investments	(22,774)	(4,846)	(125,650)	(143,776)	(126,917)
Purchases / sales of property and equipment	(9,178)	(12,870)	(10,392)	71,954	(12,825)
Cash received (paid) from the sale of businesses	(400)	486	1,949	—	—
Sales and purchases of restricted investments and other	39,307	48,697	29,246	13,460	(8,840)

Net cash (used in) provided by investing activities	117,025	91,389	(67,980)	164,774	(115,084)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	6,053	5,213	16,569	19,161	29,331
Repurchases of common stock	(52,292)	—	—	—	(227)

Net cash (used in) provided by financing activities	(46,239)	5,213	16,569	19,161	29,104

Net (decrease) increase in cash and cash equivalents	155,338	99,199	43,740	173,215	88,791

Cash and cash equivalents, beginning of period	467,565	622,903	722,102	765,842	939,057

Cash and cash equivalents, end of period	$622,903	$722,102	$765,842	$939,057	$1,027,848

Health Net, Inc.

Notes to Condensed Consolidated Statements of Operations

Notes:

(a)	Pretax severance and related benefit costs related to our workforce reduction announced in May 2004.
(b)	Pretax $0.4 million additional loss on the sale of our Florida health plan resulting from the stock purchase and reinsurance settlement agreements dated September 30, 2004.
(c)	Pretax $0.3 million additional loss on the sale of Denticare and Vision subsidiaries.
(d)	Pretax $10.3 million asset impairments and restructuring charges due to the following:

$5.9 million asset impairment charge taken on certain investments and fixed assets

$2.7 million for severance and related benefit costs related to our workforce reduction announced in May 2004

$1.7 million for lease termination costs

(e)	Pretax $158 million provider dispute charge and related legal costs of $11 million.
(f)	Pretax $67.0 million litigation settlement and restructuring charges due to the following:

$65.6 million related to settlement of MDL physician-class lawsuit

$1.4 million for severance and related benefit costs related to our workforce reduction announced in May 2004

(g)	Includes $2.2 million of income tax benefit related to the sale of a small subsidiary.
(h)	Pretax $15.9 million charge representing total estimated legal defense costs associated with the AmCareco case $0.3 million for severance and related benefit costs related to our workforce reduction announced in May 2004

(i)	Health Net, Inc.
Calculation of Days Claims Payable (Excluding Capitation and Provider Settlements)
Dollars in Thousands

	Q3 2004	Q4 2004	Q1 2005	Q2 2005	Q3 2005
Reserve for Claims and Other Settlements	$990,240	$1,169,297	$1,155,291	$1,065,465	$1,057,848
Less: Capitation Payable and Provider Settlements	(72,968)	(203,753)	(169,733)	(132,795)	(105,154)

Adjusted Reserve for Claims and Other Settlements	$917,272	$965,544	$985,558	$932,670	$952,694

(1) Average Reserve for Claims and Other Settlements	$1,016,536	$1,079,769	$1,162,294	$1,110,378	$1,061,657

(2) Average Adjusted Reserve for Claims and Other Settlements	$949,000	$941,408	$975,551	$959,114	$942,682

(3) Health Plan Services Cost	2,022,870	2,221,404	2,036,873	2,023,174	2,000,661

Less: Capitation Expense and Provider Settlements	(626,795)	(757,496)	(571,593)	(576,367)	(580,791)

(4) Adjusted Health Plan Services Cost	$1,396,075	$1,463,908	$1,465,280	$1,446,807	$1,419,870

(5) Number of Days in Period	92	92	90	91	92

= (1) / (3) * (5) Days Claims Payable	46.2	44.7	51.4	49.9	48.8
= (2) / (4) * (5) Days Claims Payable (Excl. Capitation & Provider Settlements)	62.5	59.2	59.9	60.3	61.1

HEALTH NET, INC.

Medical Covered Lives at September 30, 2005

(in Thousands)

	Commercial - Large Group*			Commercial - Small Group & Individual
	09/05	06/05	09/04	09/05	06/05	09/04
Arizona	69	66	74	50	52	55
California	1,088	1,104	1,130	391	413	489
Connecticut	177	181	194	32	35	43
New Jersey	61	67	109	83	90	123
New York	116	121	153	103	104	110
Oregon	102	102	100	36	35	33

Total	1,612	1,642	1,760	695	729	853

Year over Year		(8)%			(19)%
Sequential		(2)%			(5)%

	Commercial Risk Subtotal			ASO
	09/05	06/05	09/04	09/05	06/05	09/04
Arizona	119	119	129	—	—	—
California	1,478	1,517	1,619	7	7	3
Connecticut	209	216	238	69	69	51
New Jersey	145	157	232	18	18	18
New York	218	224	262	20	21	7
Oregon	138	138	133	—	1	1

Total	2,307	2,371	2,613	115	116	80

Year over Year		(12)%			43%
Sequential		(3)%			(1)%

	Commercial Subtotal			Medicare Risk
	09/05	06/05	09/04	09/05	06/05	09/04
Arizona	119	119	129	31	31	36
California	1,485	1,524	1,622	94	93	97
Connecticut	278	285	289	26	27	27
New Jersey	163	176	250	—	—	—
New York	239	245	269	6	6	6
Oregon	138	138	134	15	14	6

Total	2,422	2,487	2,693	172	171	171

Year over Year		(10)%			1%
Sequential		(3)%			1%

	Medicaid			Health Plan Total
	09/05	06/05	09/04	09/05	06/05	09/04
Arizona	—	—	—	149	150	164
California	703	700	695	2,282	2,316	2,414
Connecticut	90	94	95	394	406	411
New Jersey	40	42	43	203	217	293
New York	—	—	—	245	251	275
Oregon	—	—	—	154	153	140

Total	833	836	833	3,427	3,493	3,696

Year over Year		0%			(7)%
Sequential		(0)%			(2)%

	09/05	06/05	09/04
TRICARE
Previous TRICARE Contracts **	—	—	642
North Contract ***	2,962	2,946	2,929
Total TRICARE	2,962	2,946	3,571

*	Commercial Large Group includes Medicare Supplement
**	Includes only Tricare eligible for which we have health care risk
***	Includes Tricare eligible for which we have health care risk, and those for which we provide Administrative Services Only (ASO), primarily active duty

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

(In thousands)

	Health Plan Services
	Nine-Month Ended Sept. 30, 2005	Year 2004	Year 2003
Reserve for claims (a), beginning of period	$794,614	$777,059	$787,317

Divested health plans (b)	—	—	(5,119)

Incurred claims related to:
Current Year	3,911,986	5,048,289	4,487,698
Prior Years (d)	(102,554)	8,769	(33,812)

Total Incurred (c )	3,809,432	5,057,058	4,453,886

Paid claims related to:
Current Year	3,203,765	4,286,929	3,738,599
Prior Years	619,264	752,574	720,426

Total Paid (c )	3,823,029	5,039,503	4,459,025

Reserve for claims (a), end of period	781,017	794,614	777,059
Add:
Claims Payable	191,682	288,331	167,361
Other (e)	85,149	86,352	80,130

Reserves for claims and other settlements, end of period	$1,057,848	$1,169,297	$1,024,550

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Adjustment for 2003 consists primarily of reductions in reserves for claims resulting from the sales of our dental and vision plans.
(c)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.
(d)	Our liabilities are estimated within a confidence level required under actuarial standards of practice. As such, a change in “incurred claims related to prior years” will be offset by maintaining a consistent level of confidence within the estimate of “incurred claims related to current years.” Therefore, a change, which is offset in this manner, would not indicate that health care services were lower than previously estimated.
(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.